Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY STOCKHOLDERS
APPROVE MERGER WITH BAIN CAPITAL

Burlington, NJ - April 10, 2006 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced today that the Company's stockholders have voted to adopt the merger agreement providing for the acquisition of the Company by affiliates of Bain Capital Partners, LLC, a leading global private investment firm. The results of the vote were reported during a special stockholder meeting held today in Burlington, New Jersey. The number of shares voting to adopt the merger agreement represents approximately 86.3% of the total number of shares outstanding and entitled to vote at the meeting. The proposed merger was announced on January 18, 2006.

The Company expects to complete the merger transaction on April 13, 2006.

Burlington Coat Factory offers a broad selection of branded apparel at every day low prices across many product divisions, including coats, ladies sportswear, menswear, family footwear, baby furniture and accessories, and home décor and gifts. The modern Burlington Coat Factory, founded in 1972 by the Milstein family, has expanded from a single store selling coats to a multi-department retail chain with 367 stores in 42 states, predominantly under the "Burlington Coat Factory" name.

Statements made in this press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumption prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, venture capital, public equity and leveraged debt assets with more than $37 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such leading retailers and consumer companies as Toys 'R' Us, Burger King, Staples, Shopper's Drug Mart, Brookstone, Domino's Pizza, Sealy Corp., Sports Authority, Duane Reade and Dollarama. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo.

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